EXHIBIT 99.1

[BLUEGREEN LOGO]

Investor Contacts:                        MEDIA CONTACT:
Bluegreen Corporation                     Bluegreen Corporation
John Chiste                               Lisa Thornhill
Chief Financial Officer                   Director,Corporate Communications
(561) 912-8010                            (561) 912-8251
john.chiste@bxgcorp.com                   lisa.thornhill@bxgcorp.com

The Equity Group Inc.
Devin Sullivan  (212) 836-9608
Adam Prior      (212) 836-9606

                              FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION POSTPONES SENIOR NOTES OFFERING

BOCA RATON, Florida - February 9, 2004 - Bluegreen Corporation (NYSE: BXG) ("Bluegreen") announced today that it has decided to postpone its previously announced proposed offering of up to $150.0 million of Senior Notes due 2014.

"We were optimistic that market conditions would have enabled us to realize significant cost savings through an opportunistic refinancing of our existing long-term debt, including our Senior Notes due 2008," said George Donovan, President and Chief Executive Officer of Bluegreen. "Unfortunately, proceeding with the proposed offering in the current market environment would not have provided Bluegreen with the cost savings we had expected. Since virtually all of the debt we were seeking to refinance does not mature until 2008, we decided not to proceed with the offering at this time and to wait for market conditions to improve."

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.

About Bluegreen Corporation

Bluegreen Corporation is one of the leading companies engaged in the acquisition, development, marketing and sale of vacation ownership resorts and residential communities in the United States. Bluegreen Resorts develops, markets, operates and manages vacation ownership resorts in the United States and Aruba. Bluegreen Communities develops and markets planned residential communities, predominantly in the Southeastern and Southwestern United States.

For more information, please visit our web site: www.bluegreenonline.com

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Bluegreen and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Bluegreen's control. These include, but are not limited to, risks and uncertainties associated with: our ability to eventually consummate the offering; the impact of economic, competitive, and other factors affecting Bluegreen and its operations; and the other risks and factors detailed in reports filed by Bluegreen with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.